UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Establishment Labs Holdings Inc.

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ESTABLISHMENT LABS HOLDINGS INC.
BUILDING B15 AND 25
COYOL FREE ZONE
ALAJUELA, COSTA RICA
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 8:00 a.m. Eastern Time on Monday, June 3, 2019
Dear Shareholders of Establishment Labs Holdings Inc.:
We cordially invite you to attend the 2019 annual meeting of shareholders (the “Annual Meeting”) of Establishment Labs Holdings Inc. (“Establishment Labs”, “we” or “us”), incorporated in the British Virgin Islands, to be held on June 3, 2019 at 8:00 a.m. Eastern Time, virtually by visiting www.virtualshareholdermeeting.com/ESTA2019, where you will be able to listen to the meeting live, submit questions and vote online. You will be asked to enter the 16-digit control number located on your proxy card.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three Class I directors each to serve for a three-year term;

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
The Establishment Labs board of directors (the “Board”) has fixed the close of business on April 9, 2019 as the record date for the Annual Meeting. Only shareholders of record on April 9, 2019 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The accompanying proxy statement and our annual report can be accessed by visiting: www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
We appreciate your continued support of Establishment Labs.
By order of the Board,
/s/ Juan Jose Chacon Quiros
Juan Jose Chacon Quiros
Board Member and Chief Executive Officer
Alajuela, Costa Rica
April 18, 2019

ESTABLISHMENT LABS HOLDINGS INC.
PROXY STATEMENT
FOR 2019 ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 8:00 a.m. Eastern Time on Monday, June 3, 2019
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board for use at the 2019 Annual Meeting of shareholders of Establishment Labs Holdings Inc., incorporated in the British Virgin Islands, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on Monday, June 3, 2019 at 8:00 a.m. Eastern Time, virtually by visiting www.virtualshareholdermeeting.com/ESTA2019, where you will be able to listen to the meeting live, submit questions and vote online. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 18, 2019 to all shareholders entitled to vote at the Annual Meeting. The proxy materials and our 2018 annual report can be accessed by following the instructions in the Notice of Internet Availability.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What matters am I voting on?
You will be voting on:

•	the election of three Class I directors to each serve for a three-year term;

•	a proposal to ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019; and

•	any other business as may properly come before the Annual Meeting.
How does the Board recommend I vote on these proposals?
Our Board recommends a vote:

•	“FOR” the election of each of the nominees for director named in this proxy statement; and

•	“FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.
Q:    When is the Annual Meeting and where will it be held?

A:
The Annual Meeting will be held on Monday, June 3, 2019 at 8:00 a.m. Eastern Time, virtually by visiting www.virtualshareholdermeeting.com/ESTA2019, where you will be able to listen to the meting live, submit questions and vote online.

Q:    Why did you send me this proxy statement?

A:
We sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy on behalf of Establishment Labs to vote your shares at the Annual Meeting. This proxy statement summarizes information that we are required to provide to you under the rules of the United States Securities and Exchange Commission (the "SEC") and which is designed to assist you in voting.

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

A:
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 18, 2019 to all shareholders entitled to vote at the Annual Meeting. Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our annual meetings of shareholders.

Q:	How do I vote?

A:	If you are a shareholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 2, 2019 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on June 2, 2019 (have your Notice or proxy card in hand when you call); or

•	by completing and mailing your proxy card (if you received printed proxy materials); or

•
by attending the virtual meeting by visiting www.virtualshareholdermeeting.com/ESTA2019, where you may vote and submit questions during the meeting. Please have your 16-digit control number located on your proxy card in hand when you visit the website.

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	Who is entitled to vote?

A:
Only holders of record of our common shares at the close of business on April 9, 2019 ("Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. As of close of business on the Record Date, 20,406,420 common shares were issued and outstanding. Every shareholder is entitled to one vote for each ordinary share held on the Record Date.

Registered Shareholders. If our common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered shareholders as “shareholders of record.”
Street Name Shareholders. If our common shares are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your common shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to shareholders who hold their shares through a broker, bank or other nominee as “street name shareholders.”

Q:	How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

A:
Brokerage firms and other intermediaries holding common shares in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you.

Q:	Where can I find the voting results of the Annual Meeting?

A:
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we will file a current report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the current report on Form 8-K as soon as they become available.

Q:	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

A:
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact via e-mail at ir@establishmentlabs.com or by mail at:

Establishment Labs Holdings Inc.
Attention: Investor Relations
B25 Coyol Free Zone
Garita, Alajuela 20113, Costa Rica
+506 2434 2400
Street name shareholders may contact their broker, bank or other nominee to request information about householding.

Q:	How will voting on any other business be conducted?

A:
We are not aware of any business to be brought before the shareholders at the Annual Meeting other than as described in this proxy statement. However, if any other business is properly presented for shareholder consideration, your signed proxy card gives authority to Renee Gaeta and Jeremy Livianu to vote on those matters at their discretion.

Q:	What constitutes a quorum?

A:
Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	How many votes are needed for approval of each proposal presented in this proxy statement?

A:	Assuming that at least a majority of the common shares of Establishment Labs are represented at the Annual Meeting, either in person or by proxy:
Proposal No. 1: Directors shall be elected by the affirmative vote of a simple majority of the votes of those shareholders entitled to vote and voting on the election (meaning the number of shares voted "for" a nominee must exceed the number of shares voted "against" such nominee). Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of nominees.
Proposal No. 2: The Audit Committee's appointment of Marcum LLP as Establishment Labs' independent registered public accounting firm for 2019 will be ratified if a majority of the votes cast support the appointment. Your broker or other nominee will be able to vote your shares with respect to this proposal without your instructions because the proposal to ratify the appointment of Marcum LLP is considered "routine." Abstentions have no impact on the outcome of this proposal.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	completing and returning a later-dated proxy card;

•	notifying Jeremy Livianu, the assistant company secretary at Establishment Labs, B25 Coyol Free Zone, Garita, Alajuela 20113, Costa Rica; or

•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name shareholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:
If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Marcum LLP as Establishment Labs' independent registered public accounting firm for 2019; and (3) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of elections.

Q:	Who will pay for this proxy solicitation?

A:
We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:	Who is entitled to attend the Annual Meeting?

A:
Attendance at the Annual Meeting will be limited to our shareholders as of the Record Date. If you are not the record holder of your shares, to attend the Annual Meeting you must first obtain a legal proxy form from your broker or other organization that holds your shares. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Annual Meeting, you will be required to present a valid form of identification.

Q:	What do I need to do to attend the Annual Meeting?

A:
You will be able to attend the Annual Meeting, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ESTA2019. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 8:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:55 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

Q:	How do I submit shareholder proposals to be brought before the Annual Meeting or future annual meetings?

A:
Our amended and restated memorandum and articles of association provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of shareholders, a shareholder must give written notice to Jeremy Livianu, assistant company secretary, at Establishment Labs Holdings Inc., B25 Coyol Free Zone, Garita, Alajuela 20113, Costa Rica, not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting. However, our amended and restated memorandum and articles of association also provide that in the event the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice must be received by Jeremy Livianu, the assistant company secretary, not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the person's written consent to be named in the proxy statement and to serve as a director if elected, and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such shareholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for shareholder action. In addition, to make a nomination or proposal, the shareholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the shareholder proposing such business, the number of our shares which are, directly or indirectly, owned beneficially or of record by the shareholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.
Because we did not have an annual meeting of shareholders last year, the advance notice requirements for the Annual Meeting are as follows: a shareholder's notice shall be timely if delivered to Jeremy Livianu, our assistant company secretary, at the address set forth above not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of the Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.
Availability of Amended and Restated Memorandum of Association and Articles of Association
A copy of our amended and restated memorandum of association and articles of association is available via the SEC’s website at http://www.sec.gov. You may also contact Jeremy Livianu, our assistant company secretary, at the address set forth above or the registered agent of the company at Overseas Management Company Trust (B.V.I.) Ltd. of OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands for a copy of the relevant articles provisions regarding the requirements for making shareholder proposals and nominating director candidates

Q:	How may a shareholder nominate a candidate for election to the Board at the Annual Meeting?

A:
The advance notice requirements for the Annual Meeting described above apply to director nominations for the Annual Meeting. Director nominees for the Annual Meeting may be nominated by shareholders by sending a written notice to the corporate office to the attention of Jeremy Livianu, the assistant company secretary for Establishment Labs. Pursuant to our amended and restated memorandum and articles of association, all nominations must be received no later than 90 days prior to the Annual Meeting or the tenth day following the date of public announcement. The notice of nomination is required to contain certain representations and information about the nominee, which are described in our amended and restated memorandum and articles of association and summarized above.

Q:	When are the shareholder proposals to be included in the proxy materials for the next annual meeting of shareholders due?

A:
In addition to the requirements stated above, all shareholder proposals to be considered for inclusion in next year's proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act must be submitted in writing to Jeremy Livianu, assistant company secretary, at Establishment Labs Holdings Inc., B25 Coyol Free Zone, Garita, Alajuela 20113, Costa Rica, by December 20, 2019.

Explanatory Note
We are an emerging growth company, as defined in Section 2(a)(19) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
We could be an emerging growth company for up to five years after our initial public offering in July 2018, although circumstances could cause us to lose that status earlier, including if the market value of our common shares held by non-affiliates exceeds $700 million as of the end of the second fiscal quarter in any fiscal year before that time or if we have total annual gross revenues of $1.07 billion (as inflation-adjusted by the SEC from time to time) or more during any fiscal year before that time, in which case we would no longer be an emerging growth company as of the following fiscal year end.

PROPOSAL 1: ELECTION OF DIRECTORS
Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our amended memorandum and articles of association. Our Board currently consists of six directors, four of whom qualify as "independent" under Nasdaq listing standards. From and after the Annual Meeting, our Board will consist of six directors, four of whom qualify as "independent" under the Nasdaq listing standards.
In accordance with our memorandum and articles of association, our Board is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our shareholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	The Class I directors are Juan Jose Chacon Quiros, Nicholas Lewin and Edward Schutter, and each of their terms will expire at the Annual Meeting;

•	The Class II directors are Lisa N. Colleran and Dennis Condon, and their terms will expire at the annual meeting of shareholders to be held in 2020; and

•	The Class III directors are David Hung, M.D., and his term will expire at the annual meeting of shareholders to be held in 2021.
Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.
Each director nominee named below is currently a director of Establishment Labs. Please note that director Dr. Allan Weinstein, M.D. passed away on April 1, 2019 and his seats as a Class III director and on the Compensation Committee and Nominating and Corporate Governance Committee remain currently vacant as of the date of this proxy statement. The ages shown are as of April 18, 2019, the date of this proxy statement. Each director nominee has agreed to serve as a director if elected. If one or more of the nominees becomes unavailable for election, the remaining members of the Board will, in their sole discretion and pursuant to authority granted by the Establishment Labs amended memorandum and articles of association, nominate and vote for a replacement director or reduce the authorized number of directors.

Name	Age	Class	Position	Term Expiring
Juan Jose Chacon Quiros	47	I	Chief Executive Officer and Director	2019 Nominated for re-election
Lisa N. Colleran	61	II	Director	2020
Edward Schutter	67	I	Director	2019 Nominated for re-election
David Hung, M.D.	61	III	Director	2021
Nicholas Lewin	42	I	Chairman	2019 Nominated for re-election
Dennis Condon	70	II	Director	2020

Nominees for Election at the 2019 Annual Meeting - Class I Directors (Term Expires in 2022)
Juan Jose Chacon Quiros                Director Since 2013
Age 47
Mr. Chacon Quiros founded Establishment Labs, S.A. in 2004 and has been a director and the Chief Executive Officer of Establishment Labs since its inception in 2013. Mr. Chacon Quiros has been involved in several sectors of the aesthetics industry, including serving for almost a decade as General Manager of an aesthetic medical device distribution business in Latin America, and prior to that as Business Development Manager of a plastic and reconstructive surgery clinic in Costa Rica. He also served as President of the Rugby Federation of Costa Rica from 2009 to 2015. Mr. Chacon Quiros received his Baccalaureate at the Academie de Poitiers (Economics) and attended the University of Massachusetts at Amherst. He holds the MIT Sloan Advanced Certificate for Executives (ACE) in Management, Innovation and Technology. We believe Mr. Chacon Quiros is qualified to serve on our Board due to his service as an executive officer of our company, extensive knowledge of aesthetic medical device company operations, and extensive experience working with companies, regulators and other stakeholders in the aesthetic medical device industry.
Nicholas Lewin    Director Since 2015
Age 42
Mr. Lewin has served on our Board since September 2015, and as Chairman since December 2017. He has been a Managing Partner at Crown Predator Holdings since 2000 and has been a private investor since 2000. He has invested across multiple industries, with a particular focus on companies with innovative technologies and strong intellectual property, including activist situations that require working with management. He has been a director of Halo Maritime Defense Systems, a privately held provider of maritime security product and solutions, since 2007, and Dura Medic, LLC a durable medical equipment provider from 2006 to 2018. Mr. Lewin holds a bachelor’s degree in Political Science from Johns Hopkins University. We believe Mr. Lewin is qualified to serve on our Board due to his experience as an investor in, and director of, innovative companies, including health care companies.
Edward Schutter    Director Since 2016
Age 67
Mr. Schutter has served on our Board since January 2016. He has over thirty years of pharmaceutical industry experience and has served as the President and Chief Executive Officer of Arbor Pharmaceuticals, Inc. since April 2010. Prior to joining Arbor Pharmaceuticals Inc., Mr. Schutter served in various roles at Sciele Pharma, Inc., a subsidiary of Shionogi & Co., Ltd., including as President and Chief Operating Officer from 2007 to 2009 and as Vice President of Global Business Development at Solvay S.A. in Basel, Switzerland from 2002 to 2006. He also held several senior management roles in commercial operations at the U.S. subsidiary of Solvay during his twenty years with the organization. Mr. Schutter began his pharmaceutical career with Reid-Provident Laboratories, Inc., a small entrepreneurial pharmaceutical company based in Atlanta, Georgia. He currently serves on the board of Vitruvias Therapeutics Inc., Mercer University and Georgia Bio, a privately held company. Mr. Schutter has a bachelor’s degree in Pharmaceutical Sciences from Mercer University and an M.B.A. from Kennesaw State University. We believe Mr. Schutter is qualified to serve on our Board due to his experience as a chief executive officer and director in the health care industry.
OUR BOARD RECOMMENDS A VOTE FOR EACH OF
THE ABOVE DIRECTOR NOMINEES.

Continuing Directors - Class II Directors (Term Expires in 2020)
Lisa N. Colleran    Director Since 2015
Age 61
Ms. Colleran has served on our Board since November 2015. She served as Global President of LifeCell Corporation from August 2008 to January 2012 after the company was acquired by Kinetic Concepts, Inc. In January 2012, Ms. Colleran was appointed Chief Executive Officer and Director of LifeCell Corporation, a position she held until April 2013. Ms. Colleran originally joined LifeCell in 2002 as the Vice President of Marketing and Business Development and later served as Senior Vice President of Commercial Operations. Prior to joining LifeCell, Ms. Colleran spent 20 years at Baxter Healthcare Corporation in various sales, marketing, business development and general management roles with international experience. She was appointed Vice President, Marketing for Baxter's U.S. Renal business in 1997 and served in that role until 2001 when she was promoted to Vice President/General Manager of the company's Renal Pharmaceuticals business. Ms. Colleran has served on the Board of Directors of Rockwell Medical, Inc. since March 2018 and has previously served on the Board of NOVADAQ Technologies Inc. from January 2017 to August 2017 and AxoGen Corporation from July 2018 to October 2018. Ms. Colleran received her Bachelor of Science from Molloy College and an M.B.A. from Loyola University of Chicago. We believe Ms. Colleran is qualified to serve on our Board due to her years of international operational experience, including sales and marketing, surgeon education and new product launches, and her extensive experience at large, growing companies.
Dennis Condon    Director Since 2017
Age 70
Mr. Condon has served on our Board since December 2017. He was President and Chief Executive Officer of Merz Aethetics (formerly BioForm Medical) from July 2007 to January 2013. From March 2006 to May 2007, Mr. Condon was President and Chief Executive Officer of Aspara Medical, and was President and Chief Executive Officer of Reliant Technology from January 2005 to February 2006. Prior to joining Reliant Technology, Mr. Condon held various roles at Spa Medicus, The Plastic Surgery Company and Mentor Corporation. Mr. Condon has served on the Board of Directors of AirXpanders Inc since 2012. Mr. Condon holds a bachelor’s degree in Biological Science from University of California, Davis. We believe Mr. Condon is qualified to serve on our Board due to his years of operational and executive leadership experience, and his experience at large, growing companies.
Continuing Directors - Class III Directors (Term Expires in 2021)
David Hung, M.D.    Director Since 2016
Age 61
Dr. Hung has served on our Board since February 2016. He served as Chief Executive Officer of Axovant Biosciences Inc. from April 2017 to February 2018. He was a co-founder of Medivation, Inc. and served as President, Chief Executive Officer and director of its subsidiary, Medivation Neurology, Inc., from its inception in September 2003 until its acquisition by Medivation in December 2004, at which time he became President, Chief Executive Officer and director of Medivation. Dr. Hung served in those roles until Medivation was acquired by Pfizer, Inc. in September 2016. From 1998 to 2001, Dr. Hung served as Chief Scientific Officer (1998-1999) and as President, Chief Executive Officer and director (1999-2001) of Pro-Duct Health, Inc., a privately-held medical device company focused on breast cancer cytological diagnostics. From 1996 to 1998, Dr. Hung served in various senior positions at Chiron Corporation, most recently as Vice President of Lead Discovery and Development and Vice President of New Projects. Dr. Hung served as a member of the board of directors of Opexa Therapeutics, Inc., a biopharmaceutical company, from May 2006 to October 2011. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. We believe Dr. Hung is qualified to serve on our

Board due to his extensive experience as a chief executive officer and director in the health care industry, including his experience overseeing a company's life cycle from a start-up phase through initial public offering to a multi-billion dollar market capitalization and eventual sale.

CORPORATE GOVERNANCE
Corporate Governance
Our Board believes that sound corporate governance is fundamental to the overall success of Establishment Labs and believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. It is our policy to have our Board regularly review our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized corporate governance authorities, and modify our practices as warranted.
Corporate Governance Guidelines
Our Amended and Restated Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Code of Business Conduct and Ethics serve to guide the operation and direction of the Board and its committees. These documents are published under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
The Board
The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;

•	Advocate on behalf of the long-term interests of our shareholders;

•	Monitor adherence to Establishment Labs’ established procedures, standards and policies;

•	Be actively involved in the oversight of risk that could affect Establishment Labs;

•	Promote the exercise of sound corporate governance; and

•	Carry out other duties and responsibilities as may be required by applicable state, federal and foreign laws, as well as the Nasdaq Rules.
Board Meetings
During 2018, the Board met 6 times and took action by written consent 5 times. In 2018, all of the directors attended at least 75% of the meetings of the Board and the standing committees of which they were members, either in person or by phone.
Director Independence
Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after the completion of such company’s initial public offering. In addition, the applicable Nasdaq listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. When a company is listing on Nasdaq in connection with its initial public offering, the Nasdaq rules allow a transition period of 12 months from the date of listing for compliance with this requirement. Under the applicable Nasdaq listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit Committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable Nasdaq listing standards. Compensation Committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the applicable Nasdaq listing standards.
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that Ms. Colleran, Dr. Hung and Messrs. Schutter and Condon do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital share by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Our Board does not have a policy on whether the offices of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the independent directors. Our Board believes that it should have the flexibility to make these determinations at any given time in the way it believes best to provide appropriate leadership for us at that time. Our Board has reviewed our current Board leadership structure in light of the composition of the Board, our size, the nature of our business, the regulatory framework under which we operate, and other relevant factors. Considering these factors, Mr. Chacon Quiros serves as our Chief Executive Officer, and Mr. Lewin serves as our Chairman and has authority, among other things, to preside over Board meetings, and to call special meetings of the Board. However, no single leadership model is right for all companies and at all times. Our Board recognizes that depending on the circumstances, other leadership models might be appropriate in the future. As a result, our Board may periodically review its leadership structure.
Board Role in Risk Oversight
Our Board is primarily responsible for the oversight of our risk management activities and has delegated to the Audit Committee the responsibility to assist our Board in this task. The Audit Committee also monitors our system of disclosure controls and procedures and internal control over financial reporting and reviews contingent financial liabilities. The Audit Committee, among other things, reviews and discusses with management reports regarding our enterprise risk management activities, including management’s assessment of our major risk exposures and the steps taken to monitor and manage those exposures.
While our Board oversees our risk management, our management is responsible for day-to-day risk management processes. Our Board expects our management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, and other executive and senior financial officers. A copy of the code is posted under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com. If we make any substantive amendments to, or grant any waivers from, the Code of Business Conduct and Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Insider Trading, Anti-Pledging, Anti-Hedging
In connection with our initial public offering, we amended our Insider Trading Policy and Guidelines with Respect to Certain Transactions in Securities, which together constitute our company's insider trading policy. This policy governs the trading in our securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to our material nonpublic information (collectively referred to as "Insiders"). In addition to other prohibited activities, the policy states that (i) no employee, including Insiders, may trade in Establishment Labs securities while in the possession of material nonpublic information concerning our company; (ii) no Insider may trade in Establishment Labs securities during designated black-out periods; (iii) certain Insiders are required to obtain pre-clearance to trade in Establishment Labs securities; (iv) no Insider may use any Establishment Labs securities as collateral in a margin account or pledge any of our securities as collateral for a loan; (v) no Insider may buy or sell puts, calls, other derivative securities or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities; and (vi) no Insider may at any time sell any of our securities that are not owned by such Insider at the time of the sale.
Communications to Directors
Shareholders and other interested parties may address written communications to individual directors, including directors, or to the Board as a whole, by writing to the Chairman of the Board at Establishment Labs Holdings Inc., B25 Coyol Free Zone, Garita, Alajuela 20113, Costa Rica. All communications from shareholders must include the name and address of the shareholder as it appears on the record books of Establishment Labs and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. The Chairman will compile such communications and forward them to the directors on a periodic basis. However, the Chairman has authority to disregard any communication that is primarily an advertisement or solicitation or is threatening, obscene, or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any director upon request.
Director Attendance at Annual Meetings
We encourage all directors to attend the Annual Meeting.
Majority Voting for Directors
Our directors are elected by a majority vote.
To be elected, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast exclude votes where banks, brokers or others who hold shares in street name for a client return a proxy but provide no instructions as to how shares should be voted on a particular matter (also known as broker non-votes) and exclude abstentions with respect to that director’s election. Therefore, abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not re-elected, such director’s term ends at the Annual Meeting, and the Board, in its sole discretion, may, pursuant to our amended and restated memorandum and articles of association, fill any resulting vacancy or may decrease the size of the Board.

COMMITTEES OF THE BOARD
Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board are described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board.
Audit Committee
Our Audit Committee is comprised of two of our independent directors, as defined under and required by Rule 10A-3 of the Exchange Act and the Nasdaq rules, (Ms. Colleran and Mr. Schutter) and one of our non-independent directors (Mr. Lewin), with Ms. Colleran serving as committee chair. Accordingly, we are relying on the phase-in provisions of Rule 10A-3 of the Exchange Act and the Nasdaq transition rules applicable to companies completing an initial public offering, and we plan to have an Audit Committee comprised solely of independent directors that are independent for purposes of serving on an Audit Committee within one year of our listing. In addition, our Board has determined that each of Ms. Colleran and Messrs. Schutter and Lewin is an “Audit Committee financial expert” within the meaning of Item 407(d) of Regulation S-K under the United States Securities Act of 1933, as amended, or the Securities Act. Our Audit Committee will be responsible for, among other things:

•	selecting and hiring our registered public accounting firm;

•	evaluating the performance and independence of our registered public accounting firm;

•	approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

•	reviewing our financial statements and related disclosures and reviewing our critical accounting policies and practices;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

•	overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports; and

•	reviewing and approving in advance any proposed related person transactions.
The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee is also responsible for reviewing audit plans, audit reports, and recommendations of the independent auditor and, once established, any internal audit function. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee also reviews and discusses with management Establishment Labs’ financial statements, earnings releases and earnings guidance. In addition, the Audit Committee reviews Establishment Labs’ compliance with regulatory requirements and the Establishment Labs Code of Business Conduct and Ethics.
The Audit Committee met 5 times during the fiscal year ended December 31, 2018. Our Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. A complete copy of the Audit Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.

Compensation Committee
The Compensation Committee establishes executive compensation policies and reviews and approves senior executive compensation. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each named executive officer other than himself. The Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer's compensation, evaluates the Chief Executive Officer's performance against those objectives, and makes recommendations to the Board regarding the Chief Executive Officer's compensation. The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any named executive officer. In addition, the Compensation Committee reviews director compensation periodically and makes recommendations regarding director compensation to the Board for approval.
Our Compensation Committee is comprised of one of our independent directors, as defined under and required by Rule 10C-1 of the Exchange Act and the Nasdaq rules, (Mr. Condon and Mr. Schutter) and one of our non-independent directors (Mr. Lewin), with Mr. Condon serving as committee chair. Accordingly, we are relying on the phase-in provisions of Rule 10C-1 of the Exchange Act and the Nasdaq transition rules applicable to companies completing an initial public offering, and we plan to have a Compensation Committee comprised solely of independent directors that are independent for purposes of serving on a Compensation Committee within one year of our listing. Each member of the Compensation Committee is a non-employee director (as defined pursuant to Rule 16b-3 promulgated under the Exchange Act) and an outside director (as defined pursuant to Section 162(m) of the United States Internal Revenue Code of 1986, or the Code). The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers. Our Compensation Committee is responsible for, among other things:

•
reviewing and approving our Chief Executive Officer’s and other executive officers’ annual base salaries, incentive compensation plans, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements and any other benefits, compensation or arrangements;

•	administering our equity compensation plans; and

•	overseeing our overall compensation philosophy, compensation plans and benefits programs.
The Compensation Committee met 5 times during the fiscal year ended December 31, 2018. Our Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the Nasdaq. A complete copy of the Compensation Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers serve, or have served during the last fiscal year, as a member of a board of directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our Board or on our Compensation Committee.
A member of our Board and our Compensation Committee, Mr. Lewin, is affiliated with CPH TU, LP ("CPH"), which is a holder of more than 5% of our outstanding equity. CPH purchased 1,646,714 of our common shares for a total purchase price of $8,160,000 in August 2015 and, pursuant to a note and warrant purchase agreement, has been issued convertible promissory notes with an aggregate principal amount of $24.2 million as of August 24, 2017, including interest accrued on the convertible promissory notes since their issuance. Pursuant to an amendment to the note and warrant purchase agreement in September 2016, warrants that had been issued pursuant to the note and warrant purchase agreement were terminated. CPH had the option, at any time prior to the maturity date of September 1, 2017, to convert the convertible promissory notes held by CPH into our Class B common shares at a conversion price of $3.99 per share with respect to principal and $4.9143 per share with respect to accrued and unpaid interest. On August 24, 2017, CPH elected to convert the principal and the accrued interest outstanding into 5,869,417 of our Class B common shares.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is a standing committee of the Board and consists of Ms. Colleran and Dr. Hung, with Dr. Hung serving as the committee chair. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•	evaluating and making recommendations regarding the creation of additional committees or the change in mandate or dissolution of committees;

•	reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations; and

•	reviewing and approving conflicts of interest of our directors and corporate officers, other than related person transactions reviewed by the Audit Committee.
The Nominating and Corporate Governance Committee met 2 times during the fiscal year ended December 31, 2018. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing requirements and rules of the Nasdaq. A complete copy of the Nominating and Corporate Governance Committee Charter is available under "Corporate Governance" in the Investors section of our website at https://establishmentlabs.com.
Identifying and Evaluating Director Nominees
The Board has delegated the director selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.
Generally, the Nominating and Corporate Governance Committee is responsible for identifying candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by shareholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, it is our policy that the Nominating and Corporate Governance Committee confirm that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee would then meet as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance

Committee would recommend candidates for the Board's approval as director nominees for election to the Board.
Minimum Qualifications
In evaluating proposed director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. At a minimum, the nominee must have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of our shareholders. In addition, our Nominating and Corporate Governance Committee shall recommend that the Board select persons for nomination to help ensure that a majority of our Board is "independent" under Nasdaq Rules and that the members of the committees of our Board are "independent." Some of the additional qualifications that our Nominating and Corporate Governance Committee may consider include diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Our Nominating and Corporate Governance Committee may also consider whether director nominees have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Our Nominating and Corporate Governance Committee also considers whether our director candidates have sufficient time available to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings.
Shareholder Recommendations
Shareholders may submit recommendations for director candidates to the Nominating and Corporate Governance Committee by sending the individual's name and qualifications to Jeremy Livianu at Establishment Labs Holdings Inc., B25 Coyol Free Zone, Garita, Alajuela 20113, Costa Rica. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by shareholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

NON-EMPLOYEE DIRECTOR COMPENSATION
We believe that granting equity and cash compensation to members of the Board represents an effective tool to attract, retain, and reward directors who are not Establishment Labs’ employees. Our policy has been and will continue to be to reimburse our directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of the Board. We have adopted a formal policy pursuant to which our non-employee directors will be eligible to receive compensation for service on our Board and committees of our Board.

Annual Retainer
Board of Directors:
Members	$35,000
Additional retainer for Chairman of the Board	$25,000
Audit Committee:
Chair	$15,000
Non-Chair members	$7,500
Compensation Committee:
Chair	$12,000
Non-Chair members	$6,000
Nominating and Corporate Governance Committee:
Chair	$8,000
Non-Chair members	$4,000
Each such non-employee director will be granted an initial award of 12,000 shares of nonqualified share options which will vest as to 1/3 of the shares subject to the initial award on the yearly anniversary of the date of grant, provided that the director continues to serve as a non-employee director through the applicable vesting date. In addition, the non-employee directors will be granted an annual award of 10,000 shares of nonqualified share options, which will be granted upon the earlier of the one (1) year anniversary of the grant date or the day prior to the next annual meeting occurring after the grant date, in each case, provided that the non-employee director continues to serve as an non-employee director through the applicable vesting date.
2018 Non-Employee Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2018:

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Lisa N. Colleran	$24,600	$—	$24,600
Dennis E. Condon	$21,411	$—	$21,411
David Hung, M.D.	$19,589	$—	$19,589
Nicholas Lewin	$33,483	$4,500,000	$4,533,483
Edward J. Schutter	$19,361	$—	$19,361
Allan M. Weinstein, M.D. (2)	$20,500	$—	$20,500

(1)
In connection with our initial public offering, on June 28, 2018, the board of directors approved a share option grant to Mr. Lewin for 250,000 common shares with a grant date on the effective date of this registration statement of which this prospectus forms a part and with an exercise price equal to the initial public offering price of $18.00 per share. The option agreement includes a provision providing that the Company will cover the exercise price and all applicable taxes due upon the option exercise.

(2)	Dr. Allan Weinstein, M.D. passed away on April 1, 2019 and his seat as a director remain currently vacant as of the date of this proxy statement.
The following table shows the aggregate number of unvested restricted share awards and options to purchase our common shares held, if any, by our non-employee directors at December 31, 2018:

Name	Aggregate Number of Unvested Restricted Shares Held	Aggregate Number of Unexercised Options Held
Lisa N. Colleran	—	6,130
Dennis E. Condon	—	27,585
David Hung, M.D.	—	6,130
Nicholas Lewin	—	256,130
Edward J. Schutter	—	6,130
Allan M. Weinstein, M.D. (1)	—	6,130

(1)	Dr. Allan Weinstein, M.D. passed away on April 1, 2019 and his seat as a director remain currently vacant as of the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the "Executive Compensation" section of this proxy statement, below we describe transactions since January 1, 2018 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our share capital, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Our Audit Committee has the primary responsibility for reviewing and approving or disapproving "related party transactions," which are the transactions described above. Our Code of Business Conduct and Ethics and our Audit Committee charter provide that the Audit Committee shall review and approve or disapprove any related party transactions.
We have entered into employment arrangements with certain current executive officers. See “Executive Compensation" section.
Related Party Transactions
In May 2016, the Company entered into a scientific board advisory agreement with Dr. Manuel Enrique Chacon Quiros pursuant to which Dr. Chacon Quiros joined the Company’s Scientific Advisory Board, provides general scientific advice, and serves as a clinical investigator, among other services. In exchange for these services, Dr. Chacon Quiros was granted options to purchase 20,580 shares, vesting over four years in equal annual installments, provided that he continues to provide these services at such times. In September 2016, the Company entered into a separate agreement whereby Dr. Chacon Quiros will maintain his clinic in Costa Rica as a MotivaImagine Excellence Center and will host and train physicians in the use of the Company products in relevant procedures, among other services, in exchange for cash reimbursement of up to $4,500 per day that such services are rendered. Dr. Chacon Quiros is the brother of our Chief Executive Officer, Juan José Chacon Quiros. During the year ended December 31, 2018 and 2017, the Company paid Dr. Chacón Quirós approximately $90,000 and $120,000, respectively, for services rendered.
During the year ended December 31, 2018 and 2017, the Company recorded revenue of approximately $40,000 and $0.3 million for product sales to Motiva Netherlands BV, a distribution company owned by Erick Vogelanzeng, our Vice President of Sales, Europe. There were no accounts payable due to this distribution company at December 31, 2018 and December 31, 2017.
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common shares and any member of the immediate family of any of the foregoing persons, is not permitted to enter into a related-party transaction with us without the consent of our Audit Committee, subject to the exceptions described below.
In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction. Our Audit Committee has determined that certain transactions will not require Audit Committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% equity interest in such company and the aggregate amount involved does not exceed the greater of $200,000 or 2% of the recipient’s consolidated gross revenues, transactions where a related party’s interest arises solely from the ownership of a class of our equity securities, and all holders of our common shares received the same benefit on a pro rata basis and transactions available to all employees generally.
It is our intention to ensure that all future transactions between us and our officers, directors and principal shareholders and their affiliates, are approved by the Audit Committee of our Board and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.
Registration Rights
We are party to an investors’ rights agreement with certain of our shareholders. The investors’ rights agreement grants such shareholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to our common shares.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated memorandum and articles of association contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by British Virgin Islands law. Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained under British Virgin Islands law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
Marcum LLP has served as Establishment Labs’ independent auditor since 2016 and has been appointed by the Audit Committee to continue as Establishment Labs’ independent auditor for 2019. In the event that ratification of the appointment of Marcum LLP as independent auditor for 2019 is not approved by the shareholders at the Annual Meeting, the Board will review the Audit Committee's future selection of independent auditors.
A representative of Marcum LLP is expected to participate in the Annual Meeting to respond to appropriate questions and to make any other statement deemed appropriate. The representatives will also be afforded an opportunity to make such statements as they desire.
Independent Registered Public Accounting Firm—Fee Information
The following table presents fees for professional audit services and other services rendered to our company by Marcum LLP for our fiscal years ended December 31, 2017 and 2018.

	2017	2018
Audit Fees (1)	$367,084	$400,000
Audit-Related Fees (2)	$—	$164,559
Tax Fees (3)	$—	$—
All Other Fees (4)	$—	$—
Total Fees	$367,084	$564,559

(1)
Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q, if applicable, for services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services could include accounting consultations concerning financial accounting and reporting standards, due diligence procedures in connection with acquisition and procedures related to other attest services. Fees for fiscal 2018 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering and Registration Statement on Form S-8.

(3)
Tax Fees consist of fees for professional services for tax compliance, tax advice and tax planning. These services include consultation on tax matters and assistance regarding federal, state and international tax compliance.

(4)	All Other Fees consist of permitted services other than those that meet the criteria above.
Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to us by our independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by our independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.

Since the adoption of our pre-approval policy, all services provided by Marcum LLP as our independent registered public accounting firm were pre-approved by the Audit Committee.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the common shares entitled to vote. Common shares that constitute broker non-votes are counted as shares entitled to vote on Proposal No. 2. Abstentions will have no effect on voting for this proposal.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS ESTABLISHMENT LABS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

REPORT OF THE AUDIT COMMITTEE
Our Audit Committee is composed of three directors, two of whom the Board has determined to be independent within the meaning of the Nasdaq and SEC Rules, and all of whom meet the requirements for financial literacy under applicable rules and regulations of the Nasdaq and the SEC and otherwise meet the requirements for service on audit committees pursuant to such rules and regulations. The Board has determined that each of Ms. Colleran and Messrs. Schutter and Lewin is an "Audit Committee financial expert" as defined under the applicable rules of the SEC. The Audit Committee assists the Board in general oversight of our financial accounting and reporting process, system of internal control and audit process.
Our management has primary responsibility for our consolidated financial statements and for maintaining effective internal control over financial reporting. Our independent auditors, Marcum LLP, are responsible for expressing an opinion on our consolidated financial statements as to whether they present fairly, in all material respects, our consolidated financial position, results of operations and cash flows, in conformity with GAAP. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with our management;

2.
The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees”;

3.
The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence; and

4.
Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10‑K for the fiscal year ended December 31, 2018 for filing with the SEC.

The Audit Committee has also appointed Marcum LLP, and our Board has recommended that our shareholders ratify such appointment, to audit our consolidated financial statements for the year ending December 31, 2019, and to provide review services for each of the quarters in the year ending December 31, 2019.
Submitted by the Audit Committee

Lisa N. Colleran (Chair)
Edward Schutter
Nicholas Lewin

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 31, 2019 by:

•	each person known to us to beneficially own more than five percent of our outstanding common shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.
We have based our calculation of the percentage of beneficial ownership on 20,664,871 common shares as of March 31, 2019. We have deemed our common shares subject to share options that are currently exercisable or exercisable within 60 days of March 31, 2019 or issuable pursuant to restricted stock awards ("RSA") which are subject to vesting and settlement conditions expected to occur within 60 days of March 31, 2019 to be outstanding and to be beneficially owned by the person holding the share option or RSA for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number of Shares	Percentage (%)
Greater than 5% Shareholders
CPH TU, LP (2)	7,516,131	36.37
Sariel LLC (3)	1,128,264	5.46
RTW Investments, LP (4)	1,054,091	5.10

Named Executive Officers:
Juan Jose Chacon Quiros (5)	1,406,157	6.80
Salvador Dada Santos (6)	141,486	*
Eddie De Oliveira (7)	39,706	*
Roberto De Mezerville (8)	144,660	*
Renee M. Gaeta (9)	36,780	*

Directors:
Dennis Condon (10)	9,195	*
Edward Schutter (11)	43,349	*
David Hung, M.D. (12)	30,650	*
Lisa N. Colleran (13)	69,581	*
Allan Weinstein (14)	30,650	*
Nicholas Lewin (15)	7,546,781	36.52

*	Indicates beneficial ownership of less than one percent.

(1)
A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power which includes the power to vote, or to direct the voting of, such security; and/or investment power which includes the power to dispose, or to direct the disposition of, such security.

(2)
The business address of CPH is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington DE 19808. Nicholas Lewin is a managing partner at CPH with voting and dispositive power over the common shares owned by CPH as described in footnote (15) below.

(3)	The business address for Sariel LLC is Ajeltake Road, Ajeltake Island, Majuro MH 96960, Marshall Islands.

(4)	The business address for RTW Investments, LP is 412 West 15th Street, Floor 9 New York, NY 10011.

(5)
Consists of (a) 277,893 common shares subject to RSAs held by Mr. Chacon Quiros, and (b) 1,128,264 common shares held by Sariel LLC. Mr. Chacon Quiros, our Chief Executive Officer, is a shareholder of Sariel LLC and has voting and dispositive power over the common shares owned by Sariel LLC. On February 6, 2019, Mr. Chacon Quiros pledged 237,026 common shares subject to RSAs and 1,128,264 common shares held by Sariel LLC to obtain a personal loan.

(6)	Consists of (a) 2,540 common shares and (b) 138,946 common shares subject to RSAs.

(7)	Consists of (a) 9,056 common shares and (b) 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(8)	Consists of (a) 5,714 common shares and (b) 138,946 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(9)	Consists of 36,780 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(10)	Consists of 9,195 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(11)	Consists of (a) 12,699 common shares and (b) 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(12)	Consists of 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(13)	Consists of (a) 38,931 common shares and (b) 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

(14)	Consists of 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019. Dr. Weinstein passed away on April 1, 2019.

(15)
Consists of (a) the shares held by CPH described in footnote (2) above because Mr. Lewin is a member of our board of directors and is a managing partner at CPH with voting and dispositive power over the common shares owned by CPH, and (b) 30,650 common shares issuable pursuant to outstanding share options exercisable within 60 days of March 31, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common shares, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal ended December 31, 2018, all Section 16(a) filing requirements were satisfied on a timely basis.

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers as of the date of this proxy statement:

Name	Age	Position
Juan Jose Chacon Quiros	47	Chief Executive Officer and Director
Salvador Dada Santos	36	Chief Operating Officer
Roberto De Mezerville	39	Chief Technology Officer
Renee M. Gaeta	38	Chief Financial Officer
Please refer to “Proposal 1: Election of Directors” for the biography for Mr. Chacon Quiros.
Salvador Dada Santos, 36, was appointed as our Chief Operating Officer in February 2016 and has served as a manager of operations and manufacturing since April 2009. Mr. Dada served in various engineering roles at Allergan Medical from 2007 to 2009 and in various production and manufacturing roles at Establishment Biotech, S.A. from 2004 to 2006. Mr. Dada received undergraduate and licentiate degrees in Industrial Engineering from the University of Costa Rica.
Roberto De Mezerville, 39, was appointed as our Chief Technology Officer in February 2018 and has held positions of increasing responsibility at our company since 2009 in the areas of quality management, research and development, regulatory and clinical affairs, and was our Vice President of Quality and R&D from June 2015 to February 2018. From 2006 to 2009, Mr. De Mezerville served in various engineering and quality management positions with Allergan Medical Costa Rica. He has a Bachelor’s Degree in Business Administration from Universidad Interamericana de Costa Rica and a Bachelor’s degree in Industrial Environmental Health and Safety Engineering from Instituto Tecnologico de Costa Rica.
Renee M. Gaeta, 38, has been our Chief Financial Officer since July 2017. From August 2014 to June 2017, she was Vice President and Corporate Controller at Sientra, Inc., a global medical aesthetics company. Prior to that, from 2004 to 2014, Ms. Gaeta held various positions at KPMG LLP, most recently as an Advisory Director in the Transactions & Restructuring Group. Ms. Gaeta received her Bachelor of Science, cum laude, from Loyola Marymount University.

EXECUTIVE COMPENSATION
Processes and Procedures for Compensation Decisions
Our Compensation Committee is responsible for the executive compensation programs for our executive officers and reports to our Board on its discussions, decisions and other actions. Our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our Compensation Committee reviews and makes recommendations to the Board regarding our Chief Executive Officer’s compensation and the compensation of our directors. In addition, our Compensation Committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the Compensation Committee.
The Compensation Committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.
Summary Compensation Table for Fiscal Year 2018
The following table provides information regarding the total compensation for services rendered in all capacities that was or paid to our NEOs for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary	Non-equity Incentive Plan(1)	All Other Compensation(2)	Total
Juan Jose Chacon Quiros	2018	$343,984	$111,600	$27,932	$483,516
Chief Executive Officer	2017	$295,773	$—	$27,688	$323,461
Eddie De Oliveira	2018	$179,168	$156,750	$93,411	$429,329
Vice President of Sales, Brazil	2017	$212,580	$82,781	$74,198	$369,559
Renee M. Gaeta	2018	$286,875	$42,525	$44,810	$374,210
Chief Financial Officer	2017	$135,000	$—	$22,405	$157,405

(1)	Consists solely of sales commissions paid upon the achievement of certain personal and Company performance objectives.

(2)	The components of the column entitled “All Other Compensation” is set forth in the following table:

Name and Principal Position	Year	Vehicle Allowance	Life Insurance Premiums	Housing Allowance	Vacation Payout	Total
Juan Jose Chacon Quiros	2018	$17,079	$10,853	$—	$—	$27,932
Chief Executive Officer	2017	$16,835	$10,853	$—	$—	$27,688
Eddie De Oliveira	2018	$16,628	$792	$52,955	$23,036	$93,411
Vice President of Sales, Brazil	2017	$12,392	$292	$54,274	$7,240	$74,198
Renee M. Gaeta	2018	$20,810	$—	$24,000	$—	$44,810
Chief Financial Officer	2017	$10,405	$—	$12,000	$—	$22,405

Non-Equity Incentive Plan Compensation
Executive Incentive Compensation Plan
In December 2016, our Board adopted an Executive Incentive Compensation Plan, which we refer to as our Bonus Plan. Our Bonus Plan will allow its administrator to provide cash incentive awards to selected employees, including our NEOs, based upon performance goals established by the administrator. Pursuant to the Bonus Plan, the administrator, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.
Under the Bonus Plan, the administrator, in its sole discretion, will determine the performance goals  applicable to awards, which goals may include, without limitation, attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in shareholder value relative to the moving average of the S&P 500 Index or another index, installs, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, share price, time to market, total shareholder return, working capital, unadjusted or adjusted actual contract value, unadjusted or adjusted total contractual value, and individual objectives such as peer reviews or other subjective or objective criteria. As determined by the administrator, performance goals that include our financial results may be determined in accordance with GAAP, or such financial results may consist of non-GAAP financial measures and any actual results may be adjusted by the administrator for one-time items or unbudgeted or unexpected items and/or payments when determining whether the performance goals have been met. The goals may be on the basis of any factors the administrator determines relevant, and may be on an individual, divisional, business unit, segment, or company-wide basis. The performance goals may differ from participant to participant and from award to award.
The administrator may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at or above a participant’s target award, in the administrator’s discretion. The administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.
Actual awards are paid in cash in a single lump sum as soon as practicable after the end of the performance period during which they are earned and after they are approved by the administrator, but in no event later than the later of March 15 of the following calendar year or the 15th day of the third month of the following fiscal year. Unless otherwise determined by the administrator, to earn an actual award, a participant must be employed by us (or an affiliate of ours) through the date the award is paid.
Our board of directors or the administrator, in their sole discretion, may alter, suspend, or terminate the Bonus Plan, provided such action does not, without the consent of the participant, alter or impair the rights or obligations under any award already earned by such participant.

Executive Officer Employment Agreements
Employment Agreements with Establishment Labs Holdings Inc.
On December 23, 2018, Establishment Labs Holdings Inc. entered into an employment agreement that became effective on December 26, 2018 with each of Juan Jose Chacon Quiros, our Chief Executive Officer, and Salvador Dada Santos, our Chief Operating Officer. On August 10, 2018, Establishment Labs Holdings Inc. entered into an employment agreement that became effective on August 10, 2018 with Renee M. Gaeta, our Chief Financial Officer. On December 30, 2018, Establishment Labs Holdings Inc. entered into an employment agreement that became effective on December 26, 2018 with Roberto de Mezerville, our Chief Technology Officer.
Each employment agreement has no specific term and provides that the executive officer is an at-will employee. Each employment agreement provides for an annual base salary ($123,812 for Mr. Chacon Quiros, $81,964 for Mr. Dada, $61,193 for Mr. de Mezerville and $315,000 for Ms. Gaeta), a target annual bonus ($260,000 for Mr. Chacon Quiros, $157,500 for Mr. Dada, $110,000 for Mr. de Mezerville and up to 50% of base salary for Ms. Gaeta upon verification of achievement of certain targets and milestones), and a one-time salary true-up payment upon the date the employment agreement becomes effective ($42,000 for Mr. Chacon Quiros, $40,271 for Mr. Dada and $25,271 for Mr. de Mezerville).
If a Change in Control (as defined in the 2018 Equity Incentive Plan) occurs before the termination of executive officer's employment, 100% accelerated vesting executive officer's outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels and all other terms and conditions met.
If an executive officer’s employment is terminated outside the period beginning on the date of a Change in Control and ending 12 months following that Change in Control (the “Change in Control Period”) either (1) by Establishment Labs or any of its parents and subsidiaries (the “ESTA Group”) without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason (as such terms are defined in the executive officer’s employment agreement), the executive officer will receive the following benefits if he timely signs and does not revoke a release of claims in our favor and continues to comply with the executive officer’s employee confidentiality agreement and noncompetition, nondisclosure and inventions agreement with Establishment Labs’ (collectively, the “Related Agreements”) and the employment agreement:

•
a lump-sum payment equal to a specified number of months (12 months for Mr. Chacon Quiros and 9 months for Mr. Dada, Mr. de Mezerville and Ms. Gaeta) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•
a lump-sum payment equal to a pro-rated amount (based on the period of time the executive officer had been employed during the year of termination) of the annual bonus the executive officer would have received for the year of termination had the executive officer remained employed with Establishment Labs through the date the executive officer was required to continue employment to receive the bonus.

If, within the Change in Control Period, the executive officer’s employment is terminated either (1) by any ESTA Group member without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason, the executive officer will receive the following benefits if the executive officer timely signs and does not revoke a release of claims in our favor and continues to comply with his Related Agreements and the employment agreement:

•
a lump-sum payment equal to a specified number of months (18 months for Mr. Chacon Quiros and 12 months for Mr. Dada, Mr. de Mezerville and Ms. Gaeta) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the Change in Control;

•	a lump-sum payment equal to 100% of the executive officer’s target annual bonus as in effect for the fiscal year in which such termination occurs; an

•	100% accelerated vesting of the executive officer’s outstanding equity awards.
The severance payments and benefits each executive officer would otherwise be entitled under his employment agreement will be reduced by any liability Establishment Labs may have to him for any severance payments or benefits required under any applicable statute, law, or regulation to the extent permitted by applicable law.
If any of the payments and benefits provided for under these employment agreements or otherwise payable to the executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of the payments and benefits under his employment agreement or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer. The employment agreements do not require us to provide any tax gross-up payments.
In addition, each employment agreement includes a non-competition covenant during the 12-month period following termination of the executive officer’s employment and a non-solicitation covenant during the 2-year period following termination of the executive officer’s employment.
Employment Agreements with Establishment Labs Holdings S.A.
In addition to the employment agreements with Establishment Labs, on December 23, 2018, Establishment Labs S.A. (“ELSA”), a Costa Rican corporation and wholly-owned subsidiary of Establishment Labs, entered into an employment agreement that became effective on December 26, 2018 with each of Mr. Chacon Quiros, ELSA’s General Manager, and Mr. Dada, ELSA’s Operations Manager. On December 30, 2018, Establishment Labs entered into an employment agreement that became effective on December 26, 2018 with Roberto de Mezerville, our Chief Technology Officer.
Each employment agreement has no specific term and provides that the executive officer is an at-will employee. Each employment agreement provides for base salary ($15,194 per month for Mr. Chacon Quiros, $14,042 per month for Mr. Dada and $12,812 per month for Mr. de Mezerville), expense allowances of $750 per month, company car allowances ($2,000 per month for Mr. Chacon Quiros and $1,750 for Mr. Dada and Mr. de Mezerville), advance severance payments ($2,501 per month for Mr. Chacon Quiros, $2,274 per month for Mr. Dada and $1,750 per month for Mr. de Mezerville), an annual Christmas bonus ($15,188 for Mr. Chacon Quiros, $14,036 for Mr. Dada and $12,807 for Mr. de Mezerville), and an additional Christmas bonus ($15,660 for Mr. Chacon Quiros, $14,208 for Mr. Dada and $13,054 for Mr. de Mezerville).

If an executive officer’s employment is terminated outside the Change in Control Period either (1) by ELSA or any of its parents and subsidiaries (the “ELSA Group”) without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason (as such terms are defined in the executive officer’s employment agreement), the executive officer will receive the following benefits if he timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to a specified number of months (12 months for Mr. Chacon Quiros and 9 months for Mr. Dada and Mr. de Mezerville) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

•
payment of premiums for the executive officer and his eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to ELSA’s active employees, for up to a specified number of months (12 months for Mr. Chacon Quiros and 9 months for Mr. Dada and Mr. de Mezerville).

If, within the Change in Control Period, the executive officer’s employment is terminated either (1) by any ELSA Group member without Cause (excluding by reason of death or disability) or (2) by the executive officer for Good Reason, the executive officer will receive the following benefits if the executive officer timely signs and does not revoke a release of claims in our favor:

•
a lump-sum payment equal to a specified number of months (18 months for Mr. Chacon Quiros and 12 months for Mr. Dada and Mr. de Mezerville) of the executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for Good Reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the Change in Control); and

•
payment of premiums for the executive officer and his eligible dependents to continue healthcare coverage at the rates then in effect for active employees, subject to any subsequent changes in rates that are generally applicable to ELSA’s active employees, for up to a specified number of months (18 months for Mr. Chacon Quiros and 12 months for Mr. Dada and Mr. de Mezerville).

The severance payments and benefits each executive officer would otherwise be entitled under his employment agreement will be reduced by any liability ELSA may have to him for any severance payments or benefits required under any applicable statute, law, or regulation to the extent permitted by applicable law.
If any of the payments and benefits provided for under these employment agreements or otherwise payable to the executive officers would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax, the executive officer would be entitled to receive either full payment of the payments and benefits under his employment agreement or such lesser amount which would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer. The employment agreements do not require us to provide any tax gross-up payments.
In addition, each employment agreement includes a non-competition covenant during the 12-month period following termination of the executive officer’s employment and a non-solicitation covenant during the 2-year period following termination of the executive officer’s employment.

Employment Agreements with Establishment Labs Produtos par Saude Ltda
In January 2016, Establishment Labs Produtos par Saude Ltda, our wholly-owned Brazil subsidiary, entered into an employment agreement with Mr. De Oliveira, our Vice President of Sales Brazil. This employment agreement has no specific term and provides for a base salary equivalent to Brazilian Real R$47,750 per month, or approximately US$13,370 per month. Pursuant to this employment agreement, Mr. De Oliveira is eligible for annual incentive compensation upon achievement by Mr. De Oliveira and us of certain performance objectives. In the event of termination without cause, Mr. De Oliveira is entitled to a dismissal indemnification, in addition to mandatory severance by law, in a gross amount equivalent to twelve monthly fix salaries at the time of termination. In addition, upon termination of Mr. De Oliveira’s employment for any reason, we will have the right to require him not to compete with us pursuant to the non-competition provision in the employment agreement for up to twelve months after his termination by paying him an amount equal to his last base salary for each month of non-competition.
In August 2016, we granted Mr. De Oliveira an option to purchase 36,780 Class A common shares, of which 25% vested in January 2017, and the remainder of which vests in equal monthly installments over the following 36 months.
Our employment agreements with our executive officers may require us to pay severance benefits to any of those persons who are terminated in connection with a change in control of us, which could harm our financial condition or results.
Certain of our executive officers are parties to employment agreements that contain change in control and severance provisions providing for aggregate cash payments of up to approximately $2.2 million for severance and other benefits and acceleration of vesting of share options in the event of a termination of employment in connection with a change in control of our company. The accelerated vesting of options could result in dilution to our existing shareholders and harm the market price of our common shares. The payment of these severance benefits could harm our financial condition and results. In addition, these potential severance payments may discourage or prevent third parties from seeking a business combination with our company.
Pension Benefits and Nonqualified Deferred Compensation
Aside from our 401(k) Plan, we do not maintain any pension plan or arrangement under which our named executive officers are entitled to participate or receive post-retirement benefits.
We do not maintain any non-qualified deferred compensation plans or arrangements under which our named executive officers participate.

Outstanding Equity Awards at 2018 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2018:

Named Executive Officer	Grant Date	Option Awards - Number of Securities Underlying Unexercised Options Exercisable	Option Awards - Number of Securities Underlying Unexercised Options Unexercisable	Option Awards - Option Exercise Price	Option Awards - Option Expiration Date	Stock Awards - Number of Shares That Have Not Vested	Stock Awards - Market Value of Shares or Units of Stock That Have Not Vested (1)
Juan Jose Chacon Quiros	8/12/2016	—	—	$—	—	36,780	$1,008,508
Eddie De Oliveira	8/31/2016	26,818	9,962	$4.11	8/31/2026	—	$—
Renee M. Gaeta	3/13/2018	36,780	110,340	$10.19	3/13/2028	—	$—

(1)
Stock award market value of shares or units of stock that have not vested is based on the estimated share value of $27.42 per share, as of December 31, 2018. The option agreement includes a provision providing that the Company will cover the exercise price and all applicable taxes due upon the option exercise.

Employee Benefit Plans
Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We maintain a 401(k) plan for the benefit of our eligible employees, including our NEOs, as discussed in the section below.
401(k) Plan
We maintain a tax-qualified retirement plan, or our 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Participants are able to defer up their eligible compensation subject to applicable annual Internal Revenue Service limits. All participants’ interests in their deferrals are 100% vested when contributed. Our 401(k) plan permits us to make matching contributions and discretionary contributions to eligible participants.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing executive compensation section with management. Based on the review and discussions, the Compensation Committee recommended to the Board that such executive compensation section be included in this Proxy Statement.
Compensation Committee
Dennis Condon (Chair)
Edward Schutter
Nicholas Lewin

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of December 31, 2018. Information is included for equity compensation plans approved by our shareholders. We do not have any equity compensation plans not approved by our shareholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (2)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
Equity compensation plans approved by stockholders(1)	1,800,486	$11.43	1,115,148
Equity compensation plans not approved by stockholders	—	$—	—
Total	1,800,486	$11.43	1,115,148

(1)	Includes the following plans: 2015 Equity Incentive Plan (“2015 Plan”), 2018 Equity Incentive Plan (“2018 Plan”) and 2018 Employee Stock Purchase Plan (“2018 ESPP”).
Concurrent with the closing of the IPO, the Board of Directors terminated the 2015 Plan and approved the 2018 Plan, with an initial reserve of 1,500,000 shares of the Company’s common shares for issuance under the 2018 Plan.
Pursuant to the “evergreen” provision contained in the 2018 Plan, the number of common shares reserved for issuance under the 2018 Plan automatically increases on first day of each fiscal year, commencing on January 1, 2019, in an amount equal to 4% of the total number of the Company’s common shares outstanding on the last day of the preceding fiscal year, or by a lesser number of common shares as may be determined by the Company’s Board of Directors prior to any such increase date. On January 1, 2019, the number of common shares authorized for issuance increased automatically by 750,000 shares in accordance with the evergreen provision of the 2018 Plan increasing the number of common shares reserved under the 2018 Plan to 2,250,000.
Similarly, effective January 1, 2019, given no action by the Board of Directors, the number of common shares reserved for issuance under the ESPP automatically increased by 1% of the total number of the Company’s common shares outstanding on the last day of the preceding fiscal year, increasing the number of common shares authorized for issuance under ESPP to 287,000.

(2)	This number includes 314,123 shares subject to restricted stock units and 1,486,363 options outstanding.

(3)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to the restricted stock units have no exercise price.

(4)	This number includes 1,015,148 common shares available for grant under the 2018 Plan and 100,000 common shares available under the 2018 ESPP.

OTHER MATTERS
Transaction of Other Business
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

Fiscal Year 2018 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at https://investors.establishmentlabs.com/financial-information and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to address below:
Establishment Labs Holdings Inc.
Attention: Investor Relations
B25 Coyol Free Zone
Garita, Alajuela 20113, Costa Rica
* * *
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the common shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD
Alajuela, Costa Rica
April 18, 2019

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESTA2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E77918-P17047

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ESTABLISHMENT LABS HOLDINGS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1. The election as director of the nominees listed below

NOMINEES:	**For**	**Against**	**Abstain**
1a. Juan Jose Chacon Quiros	☐	☐	☐
1b. Edward Schutter	☐	☐	☐
1c. Nicholas Lewin	☐	☐	☐

	For	**Against**	**Abstain**
2. The ratification of Marcum LLP as the independent public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E77919-P17047

ESTABLISHMENT LABS HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Renee Gaeta and Jeremy Livianu as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Shares of Establishment Labs Holdings Inc. held of record by the undersigned on April 9, 2019, at the Annual Meeting of Stockholders to be held virtually by visiting www.virtualshareholdermeeting.com/ESTA2019, on June 3, 2019, or any adjournment or postponement thereof.

This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted "FOR" each of the nominees in Proposal 1, "FOR" Proposal 2 and in the discretion of the proxyholders on any other matter that properly comes before the Annual Meeting.

The undersigned acknowledges receipt from the Company, before the execution of this proxy, of the Notice of Internet Availability of Proxy Material for the Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2018 Annual Report to Stockholders.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)